EXHIBIT 3(i)(5)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
CADAPULT GRAPHIC SYSTEMS, INC.



It is hereby certified that:

      1. The name of the corporation (hereinafter called the "corporation") is Cadapult Graphic Systems, Inc.

      2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

              "FOURTH: The total number of shares of stock that this corporation is authorized to issue is twenty five million (25,000,000), consisting of twenty million (20,000,000) shares of common stock with $.001 par value per share and five million (5,000,000) shares of preferred stock with $.001 par value.

              A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

              B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of common stock shall have one vote."

      3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the state of Delaware.

      IN WITNESS WHEREOF, the undersigned, being the President and Chairman of the Board of Directors of the corporation, does make and file this Certificate of Amendment to the Certificate of Incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly hereunto has set his hand and seal this 26th of August, 1999.




                                    /s/ Michael W. Levin
                                    ------------------------
                                    Michael W. Levin
                                    President and Chairman of the Board